Exhibit 8(b)

                    LICENSE AGREEMENT RELATING TO USE OF NAME

      AGREEMENT made as of April 30, 1999 by and between MERCURY ASSET MANAGEMENT INTERNATIONAL LTD., a corporation organized under the laws of England and Wales ("Mercury International") and MERCURY ASSET MANAGEMENT GROUP LTD., a corporation organized under the laws of England and Wales ("Mercury Group") (Mercury International and Mercury Group are hereinafter together referred to as "Mercury") and MERCURY ASSET MANAGEMENT V.I. FUNDS, INC., a Maryland corporation (the "Corporation"), on its own behalf and on behalf of its currently existing series, and on behalf of each series of the Corporation that may be formed in the future (the "Funds").

                              W I T N E S S E T H :

      WHEREAS, Mercury International was originally incorporated under the laws of England and Wales on March 12, 1981 under the name "Eighty-Ninth Shelf Trading Company Limited", changed on May 20, 1981 to "Aetna Warburg Investment Management Limited," which changed on October 1, 1981 to "Warburg Investment Management International Ltd." and on July 27, 1995 it changed to "Mercury Asset Management International Ltd." and Mercury Group was incorporated under the laws of England and Wales on March 12, 1981 under the corporate name "Warburg Investment Management Ltd." which was changed on April 14, 1986 to "Mercury Warburg Investment Management Ltd.," changed on October 1, 1986 to "Mercury Asset Management Holdings Ltd." on March 3, 1987 to Mercury Asset Management plc" and was reregistered as a private limited company under the name "Mercury Asset Management Group Ltd." on March 9, 1998, and have used such names at all times thereafter;

      WHEREAS, the Corporation was incorporated under the laws of the State of Maryland on December 4, 1998; and

      WHEREAS, the Corporation desires to qualify as a foreign corporation under the laws of the State of New York and has requested Mercury to give its consent to the use of the word "Mercury" or the words "Mercury Asset Management" in its name and in the name of each Fund;

      NOW, THEREFORE, in consideration of the premises and of the covenants hereinafter contained, Mercury and the Corporation hereby agree as follows:

      1. Mercury hereby grants the Corporation a non-exclusive license to use the word "Mercury" or the words "Mercury Asset Management" in its corporate name and in the name of the Funds.

      2. Mercury hereby consents to the qualification of the Corporation as a foreign corporation under the laws of the State of New York with the word "Mercury" or the words "Mercury Asset Management" in its corporate name and in the name of the Funds and agrees to execute such formal consents as may be necessary in connection with such filing.

      3. The non-exclusive license hereinabove referred to has been given and is given by Mercury on the condition that it may at any time, in its sole and absolute discretion, withdraw the non-exclusive license to the use of the word "Mercury" or the words "Mercury Asset Management" in the names of the Corporation and of the Funds; and, as soon as practicable after receipt by the Corporation of written notice of the withdrawal of such non-exclusive license, and in no event later than ninety days thereafter, the Corporation will change its name and the name of the Funds so that such names will not thereafter include the word "Mercury," the words "Mercury Asset Management" or any variation thereof.

      4. Mercury reserves and shall have the right to grant to any other company, including without limitation any other investment company, the right to use the word "Mercury," the words "Mercury Asset Management" or variations thereof in its name and no consent or permission of the


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

Corporation shall be necessary; but, if required by an applicable law of any state, the Corporation will forthwith grant all requisite consents.

      5. The Corporation will not grant to any other company the right to use a name similar to that of the Corporation or the Funds or Mercury without the written consent of Mercury.

      6. Regardless of whether the Corporation and/or the Funds should hereafter change their names and eliminate the word "Mercury," the words "Mercury Asset Management" or any variation thereof from such names, the Corporation hereby grants to Mercury the right to cause the incorporation of other corporations or the organization of voluntary associations which may have names similar to that of the Corporation and/or the Funds or to that to which the Corporation and/or the Funds may change their names and own all or any portion of the shares of such other corporations or associations and to enter into contractual relationships with such other corporations or associations, subject to any requisite approval of a majority of each Fund's shareholders and the Securities and Exchange Commission and subject to the payment of a reasonable amount to be determined at the time of use, and the Corporation agrees to give and execute such formal consents or agreements as may be necessary in connection therewith.

      7. This Agreement may be amended at any time by a writing signed by the parties hereto. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral, with respect thereto.


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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. This Agreement may be executed by the parties hereto on any number of counterparts, all of which together shall constitute one and the same instrument.

                            MERCURY ASSET MANAGEMENT INTERNATIONAL
                            LTD.

                            By: /s/ Peter Gibbs          /s/ David M F Scott
                                ------------------------------------------------
                                Name:  Peter Gibbs           David M F Scott
                                Title: Chairman              Director

                            MERCURY ASSET MANAGEMENT GROUP LTD.

                            By: /s/ James Stratford      /s/ John Parsloe
                                ------------------------------------------------
                                Name:  James Stratford       John Parsloe
                                Title: Director              Director

                            MERCURY ASSET MANAGEMENT V.I. FUNDS, INC.

                            By: /s/ Donald C. Burke
                                ------------------------------------------------
                                Name:  Donald C. Burke
                                Title: Treasurer


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